UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 17, 2020

Dynavax Technologies Corporation

(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2100 Powell Street, Suite 900

Emeryville, CA 94608

(Address of principal executive offices, including zip code)

(510) 848-5100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s):	Name of each exchange on which registered:
Common Stock, $0.001 par value	DVAX	The Nasdaq Stock Market LLC

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Directors

On July 17, 2020, the Board of Directors (the “Board”) of Dynavax Technologies Corporation (the “Company”) appointed (i) Julia Eastland to serve as a Class I Director, to serve until the 2022 Annual Meeting of Stockholders and as a member of the Audit Committee of the Board and (ii) Brent MacGregor to serve as a Class I Director, to serve until the 2022 Annual Meeting of Stockholders, in each case until her or his successor is duly elected and qualified, or until her or his earlier death, resignation or removal. The Board does not currently intend to appoint Mr. MacGregor to any committees of the Board.

Pursuant to the Company’s non-employee director compensation policy, upon their appointments Ms. Eastland and Mr. MacGregor were each automatically granted an option to purchase 50,000 shares of the Company’s common stock under the Company’s 2018 Equity Incentive Plan, with an exercise price equal to $11.37 per share, which is equal to the closing price of the Company’s Common Stock on July 17, 2020, as reported on the Nasdaq Capital Market. Each option vests over three years in equal annual installments on the anniversary of the grant date, provided that Ms. Eastland and Mr. MacGregor respectively continue to provide services to the Company through each vesting date. Ms. Eastland and Mr. MacGregor will each also receive an annual cash retainer of $40,000 for service as a member of the Board, and Ms. Eastland will receive an annual cash retainer of $10,000 for service as a member of the Audit Committee of the Board. Each of Ms. Eastland and Mr. MacGregor will automatically receive an option grant to purchase 25,000 shares of the Company’s common stock on the date of each annual meeting of the Company’s stockholders, which will vest in full on the one-year anniversary of each such grant date, provided Ms. Eastland and Mr. MacGregor respectively continue to provide services to the Company through each vesting date.

There are no arrangements or understandings between Ms. Eastland or Mr. MacGregor and any other person pursuant to which Ms. Eastland or Mr. MacGregor were appointed as directors of the Company, and there are no family relationships between Ms. Eastland or Mr. MacGregor and any of the Company’s other directors or executive officers. Neither Ms. Eastland nor Mr. MacGregor are a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

The Company will enter into its standard form of indemnification agreement (the “Indemnity Agreements”) with Ms. Eastland and Mr. MacGregor. The Indemnity Agreements provide, among other things, that the Company will indemnify Ms. Eastland and Mr. MacGregor respectively, under the circumstances and to the extent provided therein, for certain expenses which she or he may be required to pay in connection with certain claims to which she or he may be made a party by reason of her or his service to the Company as a director, and otherwise to the fullest extent under applicable law. The foregoing is only a brief description of the terms of the indemnification arrangements with Ms. Eastland and Mr. MacGregor, does not purport to be complete, and is qualified in its entirety by reference to the form of Indemnification Agreement, previously filed as Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2019, as filed on March 11, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation
Date: July 21, 2020	By:	/s/ STEVEN N. GERSTEN
Steven N. Gersten
Senior Vice President